EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION

OF

NON-VOTING PERPETUAL PREFERRED STOCK

OF

HARRAH’S ENTERTAINMENT, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Harrah’s Entertainment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as of March 29, 2010 as follows:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by Section 4.2 of the Amended Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board, by meeting on February 23, 2010, adopted the following resolutions as required by Section 151 of the DGCL:

RESOLVED, that the amendment and restatement of the Certificate of Designation of Non-Voting Perpetual Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on January 28, 2008 (the “Certificate of Designation”) in its entirety, as set forth on Exhibit A attached hereto (the “CD Amendment”), including the elimination of dividends (including all existing accrued but unpaid dividends) and that the conversion right of the Corporation’s Non-Voting Perpetual Preferred Stock, par value $0.01 per share (the “Non-Voting Preferred Stock”), be at the original value of the Corporation’s non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock”), as provided therein, be, and it hereby is, in all respects adopted, approved, ratified and confirmed;

RESOLVED, that in furtherance of the CD Amendment, the Officers be, and each of them hereby is, directed to solicit the affirmative approval of the holders of a majority of each of the Non-Voting Preferred Stock and the Corporation’s voting common stock, par value $0.01 per share (collectively, the “Requisite Stockholder Approvals”) and any gaming or other regulatory consents or approvals needed (collectively with the Requisite Stockholder Approvals, the “Requisite Approvals”);

RESOLVED, that, subject to the affirmative receipt by the Corporation of all Requisite Approvals, the Certificate of Designation be amended and restated in its entirety to read as set forth in the CD Amendment, and that the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon such series of Non-Voting Preferred Stock be as set forth in the CD Amendment; and

RESOLVED, that, also subject to the affirmative receipt by the Corporation of all Requisite Approvals, the Officers be, and each of them hereby is, directed to cause the filing of the CD Amendment with the Delaware Secretary.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Designation is executed on behalf of the Corporation by its duly authorized officer as of the date first written above.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Michael D. Cohen
Name: Michael D. Cohen Title: Vice President, Associate General Counsel and Corporate Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

NON-VOTING PERPETUAL PREFERRED STOCK

OF

HARRAH’S ENTERTAINMENT, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

FIRST: The Amended Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 40,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), in one or more classes and/or series, pursuant to a resolution providing for such issue adopted by the Board of Directors of the Corporation (the “Board”), and further authorizes the Board to determine the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon any such class and/or series of Preferred Stock.

SECOND: On January 28, 2008, the Board adopted a resolution authorizing the creation and issuance of a series of Preferred Stock designated as Non-Voting Perpetual Preferred Stock, par value $0.01 per share (the “Non-Voting Preferred Stock”), and filed the Certificate of Designation of Non-Voting Perpetual Preferred Stock of the Corporation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware in furtherance thereof.

THIRD: On February 23, 2010, the Board adopted the following resolution amending and restating the Certificate of Designation in its entirety:

Designation of Preferred Stock of the Corporation

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board by Section 4.2 of the Certificate of Incorporation, the Certificate of Designation of Non-Voting Perpetual Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware on January 28, 2008 (the “Certificate of Designation”), be, and it hereby is, amended and restated in its entirety to read as set forth below, and that the powers, designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon such series of Non-Voting Perpetual Preferred Stock are as set forth below:

Section 1. Designation; Amount. The shares of such series shall be designated as the Non-Voting Perpetual Preferred Stock and the number of shares constituting such series shall be 20,000,000, which number may be decreased by a resolution of the Board without a vote of stockholders; provided that such number may not be decreased below the aggregate number of shares of Non-Voting Preferred Stock then outstanding. The date on which the Corporation initially issues any share of Non-Voting Preferred Stock will be deemed the “Date of Issuance”

regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

Section 2. Stated Value. The shares of Non-Voting Preferred Stock shall have a stated value of $100.00 per share (the “Non-Voting Stated Value”).

Section 3. Ranking. The shares of Non-Voting Preferred Stock shall, with respect to preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise, rank (i) pari passu with any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks pari passu with the Non-Voting Preferred Stock as to liquidation preference and otherwise (collectively, the “Non-Voting Parity Stock”) and (ii) senior to the Voting Common Stock (as defined in the Certificate of Incorporation), Non-Voting Common Stock (as defined in the Certificate of Incorporation) and any other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or pari passu with the Non-Voting Preferred Stock as to liquidation preference and otherwise (collectively, the “Junior Stock”).

Section 4. Restrictive Covenants; Voting Rights.

(a) The holders of shares of Non-Voting Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action, except as otherwise required by the DGCL; provided that the Corporation shall not, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Non-Voting Preferred Stock, voting separately as a class: (i) authorize, create or issue, or increase the authorized amount of, any class or series, or any shares of any class or series, of capital stock of the Corporation having any preference or priority (upon redemption, liquidation, dissolution, or winding up) over Non-Voting Preferred Stock; (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the By-laws of the Corporation, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Non-Voting Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action would be inconsistent with the foregoing.

(b) The Corporation shall not, from and after the date of the Date of Issuance of any share of the Non-Voting Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

Section 5. Dividends. The holders of Non-Voting Preferred Stock shall have no right to receive dividends or any other distributions (including, for the avoidance of doubt, any dividends or other distributions purported to be accrued and/or owing or payable under the Certificate of Designation).

Section 6. Optional Conversion.

(a) Upon written notice from the holders of a majority of the outstanding Non-Voting Preferred Stock to the Corporation and to each holder of Non-Voting Preferred Stock (the date of such notice, the “Notice Date” and such notice, the “Conversion Notice”), the Corporation shall convert each share of Non-Voting Preferred Stock then outstanding into one share of Non-Voting Common Stock (the “Conversion Rate”).

(b) The Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Non-Voting Common Stock on conversion of Non-Voting Preferred Stock pursuant hereto; provided, however, that if a holder of Non-Voting Preferred Stock wishes to specify a name or names in which such holder wishes the certificate or certificates for shares of Non-Voting Common Stock to be issued other than that of such holder, such holder shall provide written notice not less than one Business Day following receipt of the Conversion Notice, and such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Non-Voting Common Stock in such name or names. As promptly as practical, and in any event within five Business Days after the Conversion Date (as defined below), the Corporation shall take all action to certificate or reflect in book-entry form the number of shares of Non-Voting Common Stock to which each such holder shall be entitled. Such conversion shall be deemed to have occurred at the close of business on the Notice Date (the “Conversion Date”) so that as of such time the rights of the holder thereof as to the shares being converted shall cease and the person entitled to receive the shares of Non-Voting Common Stock shall be treated for all purposes as having become the holder of such shares of Non-Voting Common Stock at such time.

(c) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Non-Voting Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Non-Voting Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Non-Voting Preferred Stock, and shall take all action required to increase the authorized number of shares of Non-Voting Common Stock if necessary to permit the conversion of all outstanding shares of Non-Voting Preferred Stock.

(d) The Conversion Rate shall be subject to adjustment as follows:

(i) If the Corporation shall (1) declare or pay a dividend on its outstanding Non-Voting Common Stock in shares of Non-Voting Common Stock or make a distribution to holders of its Non-Voting Common Stock in shares of Non-Voting Common Stock (other than a distribution of rights), (2) subdivide its outstanding shares of Non-Voting Common Stock into a greater number of shares of Non-Voting Common Stock, (3) combine its outstanding shares of Non-Voting Common Stock into a smaller number of shares of Non-Voting Common Stock or (4) issue by reclassification of its shares of Non Voting Common Stock other securities of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted so that a holder of any shares of Non-Voting Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Non-Voting Common Stock or other securities that such holder of Non Voting Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Non-Voting Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 6(d)(i) shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

(ii) If the Corporation shall distribute to all holders of its outstanding Non-Voting Common Stock any shares of capital stock of the Corporation (other than Non-Voting Common Stock) or evidences of indebtedness or assets (excluding ordinary cash dividends and dividends or distributions referred to in Section 6(d)(i) above) or rights or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter in this Section 6(d)(ii) called the “Securities or Assets”), then in each such case, the Corporation shall reserve shares or other units of such Securities or Assets for distribution to the holders of Non-Voting Preferred Stock upon the conversion of the shares of Non-Voting Preferred Stock so that a holder converting shares of Non-Voting Preferred Stock will receive upon such conversion, in addition to the shares of the Non-Voting Common Stock to which such holder of Non-Voting Preferred Stock is entitled, the amount and kind of such Securities or Assets which such holder of Non-Voting Preferred Stock would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of Non-Voting Preferred Stock into Non-Voting Common Stock.

(iii) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this Section 6(d)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(d) shall be made to the nearest one-hundredth of a cent or to the nearest one-hundredth of a share, as the case may be.

(iv) If the Corporation shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets, reorganization, liquidation or recapitalization of the Non-Voting Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Non-Voting Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (other than Voting Common Stock into which such Non-Voting Common Stock may be converted pursuant to and in accordance with the Certificate of Incorporation), each share of Preferred Stock shall, at and after the consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Non-Voting Common Stock into which one share of Non-Voting Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 6(d)(iv) and it shall not consent or agree to the occurrence of any Transaction unless (x) the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of Non-Voting Preferred Stock, which shall contain a provision enabling the holders of Non-Voting Preferred Stock to convert at their option into the consideration received by holders of Non-Voting Common Stock at the Conversion Rate immediately after such Transaction and (y) the Non-Voting Preferred Stock shall remain outstanding as preferred stock of the successor or purchasing entity in the Transaction, with the seniority as to liquidation to which the Non-Voting Preferred Stock was entitled immediately prior to the Transaction. In connection with any Transaction, lawful provision shall be made so that, except as set forth in this Section 6(d)(iv), the terms of the Non-Voting Preferred Stock (or any stock issued in such transaction in consideration therefor) shall remain substantially unchanged to the extent practicable. The provisions of this Section 6(d)(iv) shall similarly apply to successive Transactions.

(v) Notwithstanding the provisions of this Section 6(d), the applicable Conversion Rate shall not be adjusted upon the issuance of Voting Common Stock into which the Non-Voting Common Stock may be converted pursuant to and in accordance with the Certificate of Incorporation.

(vi) For the purposes of this Section 6(d), the term “shares of Non-Voting Common Stock” shall mean (x) the class of stock designated as the Non-Voting Common Stock of the Corporation at the date hereof or (y) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value. If at any time, as a result of an adjustment or other transaction pursuant to Section 6(d)(i), (ii) or (iv) above, the holders of Non-Voting Preferred Stock shall become entitled to receive any securities other than shares of Non-Voting Common Stock (or Voting Common Stock into which such Non-Voting Common Stock may be converted pursuant to and in accordance with the Certificate of Incorporation), thereafter the number of such other securities so issuable upon conversion of the shares of Non-Voting Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Non-Voting Preferred Stock contained in this Section 6(d).

(vii) Notwithstanding the foregoing, in any case in which this Section 6(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Non-Voting Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Non-Voting Common Stock issuable upon such conversion before giving effect to such adjustment.

(viii) If the Corporation shall take any action affecting the Non-Voting Common Stock, other than any action described in this Section 6(d), which in the reasonable opinion of the Board would materially adversely affect the conversion rights of the holders of Non-Voting Preferred Stock, the Conversion Rate for the Non-Voting Preferred Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances.

(e) If (i) the Corporation shall declare a dividend on its outstanding Non-Voting Common Stock (excluding ordinary cash dividends) or make a distribution to holders of its Non-Voting Common Stock; (ii) the Corporation shall authorize the granting to the holders of the Non-Voting Common Stock of rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase any shares of Non-Voting Common Stock or any of its securities (other than as contemplated under Section 6(d)(v)); or (iii) there shall be any reclassification of the Non-Voting Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; then the Corporation shall cause to be mailed to the holders of Non-Voting Preferred Stock at their addresses as shown on the stock books of the Corporation, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which the holders of Non-Voting Common Stock of record to be entitled to such dividend or distribution are to be determined or (y) the date on which such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Non-Voting Common Stock of record shall be entitled to exchange their shares of Non-Voting Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer.

(f) If any event similar to or of the type contemplated by the provisions of Section 6(d) or Section 6(e), but not expressly provided for by such provisions, occurs, then the Board will make an appropriate and equitable adjustment in the Conversion Rate so as to protect the rights of the holders of Non-Voting Preferred Stock; provided that no such adjustment will decrease the number of shares of Non-Voting Common Stock issuable upon conversion of the Non-Voting Preferred Stock.

Section 7. Liquidation Rights.

(a) Preference for Non-Voting Preferred. Upon the occurrence of any Liquidation Event (as defined below), (i) each holder of Non-Voting Preferred Stock shall have the right to require the Corporation to repurchase each outstanding share of Non-Voting Preferred Stock, but only out of funds legally available therefor, by paying in cash, in respect of each share of Non-Voting Preferred Stock, an amount equal to the Non-Voting Stated Value of such share before any payment or distribution shall be made to the holders of Non-Voting Common Stock, Voting Common Stock or any other Junior Stock and (ii) no distribution shall be made to the holders of Non-Voting Parity Stock unless the holders of shares of Non-Voting Preferred Stock shall have received distributions ratably with the holders of Non-Voting Parity Stock in proportion to the total amount to which the holders of all such shares of Non-Voting Preferred Stock and Non-Voting Parity Stock are entitled upon such Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation available for distribution to stockholders shall insufficient to provide for the payment in full of the preference accorded to the Non-Voting Preferred Stock hereunder, then such assets shall be distributed ratably among the shares of Non-Voting Preferred Stock. Within thirty (30) days following any Liquidation Event, the Corporation shall mail a notice to each holder of Non-Voting Preferred Stock describing the transaction or transactions that constitute the Liquidation Event and offering to repurchase each share of Non-Voting Preferred Stock on the date specified in such notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed. The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other applicable securities laws and regulations thereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 7(a), the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

(b) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the holders of issued and outstanding shares of Non-Voting Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of Non-Voting Common Stock, Voting Common Stock or any other Junior Stock, an amount per share of Non-Voting Preferred Stock, in cash, equal to the Non-Voting Stated Value of such share and (ii) no distribution shall be made to the holders of Non-Voting Parity Stock unless the holders of shares of Non-Voting Preferred Stock shall have received distributions ratably with the holders of Non-Voting Parity Stock in proportion to the total amount to which the holders of all such shares of Non-Voting Preferred Stock and Non-Voting Parity Stock are entitled upon such dissolution, liquidation or winding-up of the Corporation. If, upon any such dissolution, liquidation or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be insufficient to provide for the payment in full of the preference accorded to the Non-Voting Preferred Stock hereunder, then such assets shall be distributed ratably among the shares of Non-Voting Preferred Stock.

(c) “Liquidation Event” means:

(A) any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Voting Common Stock and/or Non-Voting Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Voting Common Stock and/or Non-Voting Common Stock, as applicable, (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Non-Voting Preferred Stock with respect to liquidation or (y) the holders of the Non-Voting Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Non-Voting Preferred Stock;

(B) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation;

(C) any Person (as defined below), or group of Persons acting in concert, other than the holders on the Date of Issuance becoming the beneficial owner, directly or indirectly, of in excess of 50% of the total voting power or equity interest in the Corporation or any successor thereto. As used in the preceding sentence, “voting power” in any Person shall mean the right to vote for the election of directors or other equivalent managing body of such Person or, if there are no such directors or managing body, the right to make material business decisions with respect to such Person; or

(D) the first underwritten public offering and sale of the equity securities of the Corporation for cash pursuant to an effective registration statement (other than on Form S-4, Form S-8 or a comparable form) under the Securities Act of 1933, as amended.

(d) Preferences are not Participating. After the payment to the holders of the shares of Non-Voting Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of shares of Non-Voting Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation solely by virtue of holding shares of Non-Voting Preferred Stock.

Section 8. Pro Rata Distribution and Payments. For so long as any shares of Non-Voting Preferred Stock shall be outstanding, (i) no dividend or distribution, whether in cash, stock or other property, shall be paid, declared or set apart for payment or made (any such dividend or distribution, or payment thereof, or setting apart for payment therefor or declaration thereof, for purposes of this Certificate of Designations, a “Distribution”) on any date on or in respect of any Non-Voting Parity Stock and (ii) no payment shall be made by the Corporation on any date in respect of the redemption, purchase or other acquisition or retirement for value of shares of any Non-Voting Parity Stock (any such payment, for purposes of this Certificate of Designations, a “Payment”) unless, in each case, the holders of shares of Non-Voting Preferred Stock shall have received, where clause (i) applies, a corresponding Distribution and, where clause (ii) applies, a corresponding Payment, ratably with the holders of Non-Voting Parity Stock in proportion to the total amount to which the holders of all such shares of Non-Voting Preferred Stock and Non-Voting Parity Stock are entitled upon any such Distribution or Payment.

Section 9. Transferability; Unit Certificates.

(a) The Non-Voting Preferred Stock shall be evidenced in units (“Units”), each of which shall consist of 2.0445 shares of Non-Voting Common Stock (or such number of shares of Non-Voting Common Stock as may exist after any adjustment pursuant to transactions described in Section 6(d)(i)) and one share of Non-Voting Preferred Stock (the “Unit Ratio”). The shares of Non-Voting Preferred Stock and shares of Non-Voting Common Stock underlying the Units shall be transferable only in Units. The Non-Voting Preferred Stock may be certificated by the Board in the form of a Unit Certificate comprised of Non-Voting Common Stock and Non-Voting Preferred Stock in the aforementioned ratio. The form of the Unit Certificate shall be as prescribed by the Board from time to time.

(b) A conversion pursuant to Section 6 or a repurchase for cash pursuant to Section 7(a) of any shares of Non-Voting Preferred Stock shall be effected through a recapitalization (within the meaning of section 368(a)(1)(E) of the Internal Revenue Code), pursuant to which any such shares of Non-Voting Preferred Stock and the shares of Non-Voting Common Stock with which they are represented by a Unit, shall be exchanged for shares of Non-Voting Common Stock to be certificated or reflected in book-entry form (representing the shares of Non-Voting Common Stock previously represented by a Unit) and the cash and/or property, if any, provided for under Section 7. The Non-Voting Preferred Stock and the Non-Voting Common Stock with which it is represented by a Unit will be treated, for tax purposes, as a single class of common stock with a preference on liquidation.

(c) Upon any conversion under Section 6 or repurchase under Section 7(a), each holder of shares of Non-Voting Preferred Stock shall surrender to the Corporation at the place designated in the notice under Section 6 or Section 7(a) (as the case may be) the Units (if certificated) evidencing shares of Non-Voting Preferred Stock to be repurchased (each a “Surrendered Unit”). As promptly as practical, and in any event within five Business Days after receipt by the Corporation of the Surrendered Units pursuant to the preceding sentence, the Corporation shall take all the necessary actions to certificate or reflect in book-entry form the number of shares of Non-Voting Common Stock to which each such holder shall be entitled, which number shall be equal to the number of shares of Non-Voting Common Stock that were certificated or reflected in book-entry form in the Surrendered Units delivered by such holder.

Section 10. Definitions.

As used herein, the following terms shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization.

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